Exhibit 99.1
For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports Second Quarter Results
Sales Increase 27.6%; Comparable Store Sales Increase 6.7%;
Company Reports Net Income of $40.0 Million and Diluted EPS of $0.29,
Including an Estimated $8.6 Million in Dilution Related to Wild Oats;
Company Maintains Comp Sales Growth Guidance for Fiscal Year 2008

AUSTIN, Texas, May 13, 2008. Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week second quarter ended April 13, 2008. Sales increased 27.6% to approximately $1.9 billion. Comparable store sales increased 6.7%, and identical store sales, excluding four relocated stores and two major expansions, increased 5.1%. Net income was approximately $40.0 million, and diluted earnings per share were $0.29. The Company estimates the negative impact on net income from Wild Oats was approximately $8.6 million, or $0.06 per diluted share, in the quarter. Approximately $68.4 million relating to share-based payments, depreciation and amortization, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

During the quarter, the Company produced approximately $86 million in cash flow from operations and received approximately $9 million in proceeds from the exercise of stock options. Capital expenditures were approximately $106 million of which $61 million related to new stores and approximately $10 million related to Wild Oats stores. In addition, the Company paid approximately $28 million in cash dividends to shareholders. At the end of the quarter, the Company had $61 million in cash and total debt of approximately $828 million, including $81 million drawn on its credit line.  The Company has secured additional commitments totaling $100 million and expects to complete the increase of its credit line to $350 million during the third quarter. Currently, the Company has $88 million drawn on the line.

“Our business model is very successful. We are continuing to produce higher sales, comps and sales per square foot than our public competitors, and the results in our core stores are strong,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “We believe the investments we are making today in our new, acquired and existing stores will result in strong earnings growth in the future, and we are continuing to move forward with executing our long-term growth plans.”

For the 28-week period ended April 13, 2008, sales increased 29.7% to $4.3 billion. Comparable store sales increased 8.2%, and identical store sales, excluding five relocated stores and three major expansions, increased 6.2%. Net income was approximately $79.1 million, and diluted earnings per share were $0.56. Year to date, approximately $161.3 million relating to share-based payments, depreciation and amortization, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

Year to date, the Company has produced approximately $157 million in cash flow from operations and received approximately $16 million in proceeds from the exercise of stock options. Capital expenditures were approximately $267 million of which $163 million related to new stores and approximately $16 million related to Wild Oats stores. In addition, the Company has paid approximately $53 million in cash dividends to shareholders.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Results Excluding the Impact of Wild Oats
The following information excludes the estimated quantifiable impact of acquired operations.

The following table shows the Company’s growth in sales, comparable store sales, and ending square footage year to date compared to its historical five-year ranges and averages. For fiscal year 2008, the Company has guided to sales growth, excluding Wild Oats, of 15% to 20% and comparable store sales growth of 7.5% to 9.5%.

The table also shows the Company’s year-to-date results for certain line items as a percentage of sales compared to its historical five-year ranges and averages, and the percentage of sales from identical as well as new and relocated stores year to date compared to its historical five-year ranges and averages. The Company believes this is relevant information as new and relocated stores tend to have lower gross profit and higher direct store expenses as a percentage of sales, resulting in a lower store contribution than identical stores. Where applicable, historical percentages have been adjusted to exclude Hurricane Katrina charges and credits, as well as share-based payments expense incurred in fiscal year 2005 related to the Company’s September 2005 accelerated vesting of stock options.

	FY03-FY07 Range		FY03-FY07	YTD
	Low	High	Average	FY08
Sales growth	13.2%	22.8%	18.8%	17.3%
Comparable store sales growth	7.1%	14.9%	10.9%	8.2%
Identical store sales growth	5.8%	14.5%	10.0%	6.2%
Ending square footage growth	10%	18%	13%	15%

Gross profit	34.2%	35.1%	34.8%	34.7%
Direct store expenses	25.2%	26.0%	25.6%	26.3%
Store contribution	8.9%	9.6%	9.3%	8.5%
G&A expenses	3.1%	3.2%	3.2%	3.5%

Percent of sales from identical stores	89%	91%	90%	88%
Percent of sales from new & relocated stores	7%	9%	8%	10%

For the second quarter, sales increased 15.6% to $1.7 billion. Gross profit increased 36 basis points over the prior year to 35.5% of sales.  The LIFO charge was approximately $2.7 million versus $1.2 million in the prior year, a negative impact of eight basis points. For stores in the identical store base, gross profit improved 65 basis points to 35.9% of sales.

Direct store expenses increased 49 basis points to 26.4% of sales due primarily to an increase in the percentage of sales from new and relocated stores to 10% from 7% in the prior year. For stores in the identical store base, direct store expenses improved 10 basis points to 25.8% of sales due primarily to leverage in wages and depreciation, which was partially offset by an increase in health care costs as a percentage of sales.

Store contribution decreased 13 basis points to 9.1% of sales from 9.2% of sales last year. For stores in the identical store base, store contribution improved 75 basis points to 10.1% of sales.

G&A expenses increased 56 basis points to 3.7% of sales largely due to the costs of integrating and supporting the Wild Oats stores, as well as front-loaded G&A expenditures to support our 2008 and 2009 growth.

Excluding the estimated quantifiable impact of the Wild Oats acquisition as discussed in the following section, adjusted net income was $48.5 million, and adjusted diluted earnings per share were $0.35.

Additional information on the quarter for comparable stores, identical stores and all stores is provided in the following table.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC	Stores	Size	Square Feet

Over 11 years old (14.9 years old, s.f. weighted)	4.5%	86%	67	28,400	1,904,500
Between eight and 11 years old	1.2%	60%	28	33,200	930,800
Between five and eight years old	5.8%	48%	41	34,400	1,408,800
Between two and five years old	8.7%	26%	40	45,400	1,817,000
Less than two years old (includes four relocations)	24.4%	1%	18	58,400	1,051,600

All comparable stores (7.5 years old, s.f. weighted)	6.7%	38%	194	36,700	7,112,700
All identical stores (7.7 years old, s.f. weighted)	5.1%	42%	189	35,900	6,792,200
All stores excluding Wild Oats (6.7 years old, s.f. weighted)	31%	210	37,900	7,960,300

Estimated Impact of Wild Oats on the Quarter and Fiscal Year
Sales at the 62 Wild Oats stores in operation during the second quarter were $175.4 million, or 9.4% of total sales, and identical store sales growth was 5.4%.  The Company closed four Wild Oats stores subsequent to the end of the quarter.  Sales for the 58 continuing stores were $169.0 million in the second quarter, and identical store sales growth was 5.9%.  As highlighted in the following table, the Company estimates the negative impact on net income from Wild Oats in the quarter was approximately $8.6 million, or $0.06 per diluted share.  This estimate excludes unquantifiable synergies and costs, including those in the core business.

Dilutive Impact of Wild Oats	(In millions, except per share amount)
Store contribution/(loss) from 58 continuing locations		$3.8[1]
Store contribution/(loss) from four locations closed subsequent to the end of the quarter		(0.9)[2]
Write-off of Wild Oats private label products		(2.5)[3]
Accretion of store closure reserve, and other store closure costs		(0.8)[4]
G&A expenses - Wild Oats home office		(4.3)[5]
G&A expenses - amortization of acquired intangibles		(1.4)[6]
Interest expense related to term loan		(8.4)[7]
Total pre-tax impact	$	$(14.5)
Total after-tax impact		(8.6)
Impact per diluted share	$	$(0.06)

1 This reflects a store contribution of 2.3% of sales, a decline of 119 basis points from the first quarter due to an increase in salaries and benefits as a percentage of sales which was partially offset by an improvement in gross margin. The Company expects store contribution to improve in the second half of the fiscal year.
2   In addition to the four stores that closed in early Q3, the Company expects to close up to four additional Wild Oats stores in the second half of fiscal year 2008, three of which will be in connection with the opening of nearby Whole Foods Market stores. Two additional closures are expected in each of fiscal years 2009 and 2010.
3   This was a one-time expense incurred in the second quarter.
4  This will be an ongoing expense through fiscal year 2008 and beyond.
5   At the end of the second quarter, 27 Wild Oats team members were still employed at the Boulder home office. Currently, there are five. The Company expects Boulder home office G&A expenses to be substantially eliminated by the end of the third quarter, with the exception of approximately $2 to $3 million of rent and other expenses transferring to become part of the Company’s global and regional office G&A expenses in each of the third and fourth quarters.
6   This will be an ongoing expense through the end of fiscal year 2008.
7   Interest expense will be ongoing through fiscal year 2008 and beyond.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

“We have re-branded 27 of the Wild Oats stores to date, and we are excited about the notable improvements we have seen in the year-over-year sales increases at these stores, from 6% on average before re-branding to 12% after,” said Mr. Mackey. “As with all of our acquisitions, integration is generally a two-year process. We have made substantial progress with Wild Oats so far, and we are confident that our upfront investments will drive improved sales this year and higher comparable store sales growth in fiscal year 2009 and beyond.”

Growth and Development
In the second quarter, the Company opened two new stores in Scottsdale, AZ and Glastonbury, CT, ending the quarter with 272 stores totaling 9.5 million square feet. Subsequent to the close of the quarter, the Company opened one new store in Tanasbourne, OR and closed four acquired stores in Phoenix, AZ; St. Louis, MO; Albuquerque, NM; and Portland, OR. The Company currently has 269 stores totaling 9.4 million square feet.

The Company recently signed three new store leases averaging 45,000 square feet in size in Albany, CA; Closter, NJ; and Houston, TX.

The following table provides additional information about the Company’s store openings last fiscal year and thus far in fiscal year 2008, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2012. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY07	FY08 YTD	Tendered	Signed[1]

Number of stores (including relocations)	21	9	24	89
Number of relocations	5	0	5	21
Number of lease acquisitions,
ground leases and owned properties	4	4	8	10
New markets	3	0	4	15
Average store size (gross square feet)	56,500	53,700	46,700	51,100
As a percentage of existing store average size	167%	153%	133%	146%
Total square footage	1,185,800	483,000	1,120,200	4,593,000
As a percentage of existing square footage	13%	5%	12%	49%
Average tender period in months	8.8	10.1
Average pre-opening expense per store (incl. rent)	$2.6 mil[2]	$2.2 mil[3]
Average pre-opening rent per store	$0.9 mil[2]	$0.8 mil[3]
Average development cost (excl. pre-opening)	$15.1 mil[2]
Average development cost per square foot	$278[2]

1 Includes leases tendered
2 Excludes Kensington in London, England
3 Excludes results for the one store opened thus far in the third quarter

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Growth Goals for Fiscal Year 2008 and Beyond
The Company notes that fiscal year 2008 is a 52-week year comparing against 53 weeks last year, with the extra week last year falling in the fourth quarter, making it a thirteen-week quarter. In addition, results in the fourth quarter last year included five weeks of both the continuing Wild Oats stores and all subsequently closed and divested locations.

The Company is maintaining its previously announced sales guidance for fiscal year 2008. On a 52-week to 52-week basis, the Company expects total sales growth of 25% to 30% and comparable store sales growth of 7.5% to 9.5%. The Company expects the spread between comparable store sales growth and identical store sales growth to decline over the remainder of the year, as the number of relocations and major expansions drops to two by the end of fiscal year 2008 from seven at the end of fiscal year 2007. Excluding Wild Oats, the Company expects sales growth of 15% to 20%. Acquired stores will enter the comparable store sales base in the fifty-third full week following the date of the merger.

For the first four weeks of the third quarter ended May 11, 2008, comparable store sales growth was 5.7%, a deceleration from the second quarter due in large part to the relocated Portland, ME store cycling over its opening in the second quarter and the Kensington store in London being removed from the comparable store base at the start of the third quarter due to the relocated Notting Hill store closing eight weeks before Kensington opened last year. Identical store sales growth, excluding two relocations and two major expansions, was 5.0% quarter to date. Comparable sales at the 58 continuing Wild Oats stores increased 5.6% quarter to date.

The Company opened eight stores through the second quarter and has opened one store thus far in the third quarter. Four additional stores are expected to open in the third quarter, including one Wild Oats store that closed for major renovations, and up to eight stores are expected to open in the fourth quarter.

The Company does not expect to produce operating leverage in fiscal year 2008 due primarily to a decrease in store contribution as a percentage of sales driven by a higher percentage of sales from new and acquired stores, which have a lower contribution than existing stores; investments in labor and benefits at the acquired Wild Oats stores; and continued, though more moderate, increases in health care costs as a percentage of sales. In addition, based on year-to-date results, the Company now expects G&A expenses as a percentage of sales for fiscal year 2008 to be slightly below the 3.6% average in the first half of the year. This year-over-year increase is due mainly to the costs of integrating and supporting the Wild Oats stores, including an increase in headcount in the global and regional offices related primarily to the cost of fully staffing the Company’s three smallest regions which gained the greatest number of stores in the merger as a percentage of their existing store base; and an increase in legal and professional fees as a percentage of sales. The Company expects G&A expenses as a percentage of sales in fiscal year 2009 to return to historical levels.

Including the impact of Wild Oats, the Company expects a moderation in the year-over-year declines in income before pre-opening and interest as a percentage of sales during the second half of the fiscal year compared to the first half.

The Company now expects total pre-opening and relocation costs for fiscal year 2008 to be in the range of $70 million to $80 million, more heavily weighted in the fourth quarter due to the Company’s back-end loaded store opening schedule.  Approximately $40 million to $45 million relates to stores expected to open in fiscal year 2008.  The Company now expects average pre-opening and relocation expense for stores opening in fiscal year 2008 to be slightly below the average for stores that opened in fiscal year 2007.

The Company expects interest expense, net of investment and other income, in the range of $35 million to $40 million for fiscal year 2008, with a higher level of credit line borrowings in the second half of the year.

The Company expects share-based payments expense of approximately $4 million to $5 million per quarter in the second half of the year following the Company’s annual grant date early in the third quarter, when the majority of options are granted.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

The Company's support agreement providing certain products, services and licenses to the divested Henry’s and Sun Harvest stores has been substantially completed except for private label support, which will end June 30, 2008, and licensure of the Wild Oats private label brand, which will end no later than September 29, 2009.

Capital expenditures for the fiscal year are expected to be in the range of $575 million to $625 million.  Of this amount, approximately 65% to 70% relates to new stores opening in fiscal year 2008 and beyond, and approximately 7% to 8% relates to remodels of acquired Wild Oats stores.

The Company currently operates 269 stores totaling 9.4 million square feet and has 89 stores in development totaling 4.6 million square feet. The Company expects to open 25 to 30 new stores in fiscal year 2009. Longer term, the Company’s goal is to reach $12 billion in sales in fiscal year 2010.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer. In fiscal year 2007, the Company had sales of $6.6 billion and currently has 269 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 50,000 Team Members and has been ranked for eleven consecutive years as one of the “100 Best Companies to Work For” in America by FORTUNE magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 30, 2007.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Twenty-eight weeks ended
	April 13,	April 8,	April 13,	April 8,
	2008	2007	2008	2007
Sales	$1,866,493	$1,463,210	$4,323,751	$3,333,941
Cost of goods sold and occupancy costs	1,215,089	948,738	2,845,795	2,178,710
Gross profit	651,404	514,472	1,477,956	1,155,231
Direct store expenses	496,903	379,295	1,141,278	862,092
Store Contribution	154,501	135,177	336,678	293,139
General and administrative expenses	67,658	45,456	155,070	101,588
Operating income before pre-opening and relocation	86,843	89,721	181,608	191,551
Pre-opening expenses	10,052	13,744	25,247	26,999
Relocation costs	1,805	1,890	6,761	4,919
Operating income	74,986	74,087	149,600	159,633
Interest expense	(8,438)	-	(20,019)	(7)
Investment and other income	1,181	2,562	3,935	6,614
Income before income taxes	67,729	76,649	133,516	166,240
Provision for income taxes	27,769	30,660	54,413	66,496
Net income	$39,960	$45,989	$79,103	$99,744

Basic earnings per share	$0.29	$0.33	$0.57	$0.71
Weighted average shares outstanding	139,818	140,953	139,566	140,561

Diluted earnings per share	$0.29	$0.32	$0.56	$0.70
Weighted average shares outstanding, diluted basis	140,233	142,746	140,448	142,844

Dividends per share	$0.20	$0.18	$0.40	$0.51

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands, except per share amounts):

	Twelve weeks ended		Twenty-eight weeks ended
	April 13,	April 8,	April 13,	April 8,
	2008	2007	2008	2007
Net income (numerator for basic earnings per share)	$39,960	$45,989	$79,103	$99,744
Interest on 5% zero coupon convertible subordinated debentures, net of income taxes	18	19	42	59
Adjusted net income (numerator for diluted earnings per share)	$39,978	$46,008	$79,145	$99,803
Weighted average common shares outstanding (denominator for basic earnings per share)	139,818	140,953	139,566	140,561
Potential common shares outstanding:
Assumed conversion of 5% zero coupon convertible subordinated debentures	92	97	92	133
Assumed exercise of stock options	323	1,696	790	2,150
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	140,233	142,746	140,448	142,844

Basic earnings per share	$0.29	$0.33	$0.57	$0.71
Diluted earnings per share	$0.29	$0.32	$0.56	$0.70

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
April 13, 2008 and September 30, 2007
(In thousands)

Assets

	2008	2007
Current assets:
Cash and cash equivalents	$58,393	$-
Restricted cash	2,356	2,310
Accounts receivable	118,143	105,209
Proceeds receivable for divestiture	-	165,054
Merchandise inventories	304,149	288,112
Prepaid expenses and other current assets	38,820	40,402
Deferred income taxes	74,256	66,899
Total current assets	596,117	667,986
Property and equipment, net of accumulated depreciation and amortization	1,763,639	1,666,559
Goodwill	680,123	668,850
Intangible assets, net of accumulated amortization	85,346	97,683
Deferred income taxes	111,930	104,877
Other assets	7,026	7,173
Total assets	$3,244,181	$3,213,128

Liabilities And Shareholders' Equity

	2008	2007
Current liabilities:
Current installments of long-term debt and capital lease obligations	$360	$24,781
Accounts payable	170,557	225,728
Accrued payroll, bonus and other benefits due team members	199,181	181,290
Dividends payable	28,041	25,060
Other current liabilities	287,406	315,491
Total current liabilities	685,545	772,350
Long-term debt and capital lease obligations, less current installments	827,329	736,087
Deferred lease liabilities	178,191	152,552
Other long-term liabilities	65,633	93,335
Total liabilities	1,756,698	1,754,324
Shareholders' equity:
Common stock, no par value, 300,000 shares authorized; 140,209 and 143,787 shares issued; 140,208 and 139,240 shares outstanding in 2008 and 2007, respectively	1,058,448	1,232,845
Common stock in treasury, at cost	-	(199,961)
Accumulated other comprehensive income	(3,023)	15,722
Retained earnings	432,058	410,198
Total shareholders' equity	1,487,483	1,458,804
Commitments and contingencies
Total liabilities and shareholders' equity	$3,244,181	$3,213,128

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
April 13, 2008 and April 8, 2007
(In thousands)

	Twenty-eight weeks ended
	April 13,	April 8,
	2008	2007
Cash flows from operating activities:
Net Income	$79,103	$99,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	131,597	95,134
Loss on disposition of assets	1,762	2,710
Share-based payments expense	5,352	6,519
Deferred income tax benefit	(12,028)	(9,384)
Excess tax benefit related to
exercise of team member stock options	(4,999)	(10,773)
Deferred lease liabilities	24,049	2,744
Other	(8,145)	504
Net change in current assets and liabilities:
Accounts receivable	(13,269)	(8,218)
Merchandise inventories	(21,369)	(35,809)
Prepaid expense and other current assets	(2,394)	(1,856)
Accounts payable	(58,013)	18,792
Accrued payroll, bonus and other benefits due team members	18,701	5,847
Other current liabilities	9,421	12,875
Net change in other long-term liabilities	6,740	150
Net cash provided by operating activities	156,508	178,979
Cash flows from investing activities:
Development costs of new store locations	(163,366)	(177,821)
Other property and equipment expenditures	(103,954)	(76,989)
Proceeds from hurricane insurance	1,500	-
Acquisition of intangible assets	(952)	(17,722)
Purchase of available-for-sale securities	(194,316)	(163,027)
Sale of available-for-sale securities	194,316	287,884
Increase in restricted cash	(46)	(15,248)
Payment for purchase of acquired entities, net of cash	(5,480)	-
Proceeds from divestiture, net	163,913	-
Net cash used in investing activities	(108,385)	(162,923)
Cash flows from financing activities:
Dividends paid	(52,974)	(46,262)
Issuance of common stock	16,197	43,254
Excess tax benefit related to
exercise of team member stock options	4,999	10,773
Proceeds from long-term borrowings	111,000	-
Payments on long-term debt and capital lease obligations	(68,952)	(52)
Net cash provided by financing activities	10,270	7,713
Net change in cash and cash equivalents	58,393	23,769
Cash and cash equivalents at beginning of period	-	2,252
Cash and cash equivalents at end of period	$58,393	$26,021

Supplemental disclosure of cash flow information:
Interest paid	$22,556	$190
Federal and state income taxes paid	$61,459	$76,385
Non-cash transactions:
Conversion of convertible debentures into common stock	$154	$5,686

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands, except per share amounts)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added ("EVA"), Earnings before interest, taxes and non-cash expenses ("EBITANCE"), and consolidated results excluding the impact of the Wild Oats acquisition on adjusted diluted earnings per share in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. Management believes EBITANCE is a useful non-GAAP measure of financial performance, helping investors more meaningfully evaluate the Company's cash flow results by adjusting for certain non-cash expenses. These expenses include depreciation, amortization, non-cash share-based payments expense, deferred rent, and LIFO. Similar to non-GAAP EBITDA, or earnings before interest, taxes, depreciation and amortization, this measure goes further by including other non-cash expenses, primarily those which have arisen since the use of EBITDA became common practice and because of accounting changes due to recent accounting pronouncements. Management uses EBITANCE as a supplement to cash flows from operations to assess the cash generated from our business available for capital expenditures and the servicing of other requirements including working capital. In addition, management uses these measures for reviewing the financial results of the Company and EVA for incentive compensation and capital planning purposes.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
	April 13,	April 8,	April 13,	April 8,
EVA	2008	2007	2008	2007
Net income	$39,960	$45,989	$79,103	$99,744
Provision for income taxes	27,769	30,660	54,413	66,496
Interest expense and other	12,813	6,052	29,838	13,782
NOPBT	80,542	82,701	163,354	180,022
Income taxes (40%)	32,217	33,080	65,342	72,009
NOPAT	48,325	49,621	98,012	108,013
Capital charge	52,888	37,125	121,701	85,366
EVA	$(4,563)	$12,496	$(23,689)	$22,647

The following is a tabular presentation of the non-GAAP financial measure, EBITANCE including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
	April 13,	April 8,	April 13,	April 8,
EBITANCE	2008	2007	2008	2007
Net income	$39,960	$45,989	$79,103	$99,744
Provision for income taxes	27,769	30,660	54,413	66,496
Interest expense, net	7,257	(2,562)	16,084	(6,607)
Income from operations	74,986	74,087	149,600	159,633
Non-cash expenses:
Share-based payments expense	2,322	1,746	5,352	6,519
Depreciation and amortization	57,115	42,403	131,597	95,134
LIFO expense	2,700	1,200	5,332	2,200
Deferred rent	6,295	(1,395)	19,055	2,472
Total non-cash expenses	68,432	43,954	161,336	106,325
Earnings before interest, taxes, and non-cash expenses	143,418	118,041	310,936	265,958
Weighted average shares outstanding, diluted basis	140,233	142,746	140,448	142,844
EBITANCE per share	$1.02	$0.83	$2.21	$1.86

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands, except per share amounts)

The following is a tabular presentation of the impact of Wild Oats operations, included in GAAP net income, and a reconciliation of the numerator of the adjusted diluted earnings per share non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended	Twenty-eight weeks ended
	April 13,	April 13,
Dilutive Impact of Wild Oats	2008	2008
Adjustments to exclude impact of Wild Oats
Store contribution/(loss) from continuing locations	$3,827	$11,694
Store contribution/(loss) from closed locations	(896)	(3,718)
Accretion of store closing reserve	(806)	(3,220)
General and administrative expenses, Wild Oats home office	(4,306)	(14,244)
Interest expense related to the term loan agreement, net	(8,407)	(19,220)
Amortization expense related to acquired intangibles	(1,411)	(3,293)
Write-off of Wild Oats private label product	(2,505)	(2,505)
Total adjustments	(14,504)	(34,506)
Income taxes	(5,947)	(14,061)
Total adjustments, net of tax	(8,557)	(20,445)
Weighted average shares outstanding, diluted basis	140,233	140,448
Impact per share	$(0.06)	$(0.15)

Net income	$39,960	$79,103
Less:Adjustments to exclude impact of Wild Oats, net of tax	(8,557)	(20,445)
Adjusted net income	48,517	99,548
Weighted average shares outstanding, diluted basis	140,233	140,448
Earnings per share, adjusted	$0.35	$0.71

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com